Filed Pursuant to Rule 424(b)(3)

Registration No. 333-297596

PROSPECTUS

ADS-TEC ENERGY PLC

Up to 27,493,949 Ordinary Shares

This prospectus relates to the offer and sale from time to time by the selling securityholders identified in this prospectus or their permitted transferees (the “selling securityholders”) of up to 27,493,949 Ordinary Shares, consisting of (i) 6,324,000 of our ordinary shares, nominal value US$0.0001 per share (“Ordinary Shares”) issued on May 8, 2026 pursuant to certain subscription agreements, dated May 8, 2026 (the “May 8 Subscription Agreements”), with an exercise price of $1.00 per share (the “May 8 Subscription Shares”), (ii) 3,000,000 of our Ordinary Shares issued on June 5, 2026 pursuant to the subscription agreement, dated May 28, 2026 (the “May 28 Subscription Agreement”), with an exercise price of $1.00 per share (the “May 28 Subscription Shares”) (collectively with the May 8 Subscription Shares, the “Subscription Shares”), (iii) 18,169,949 of our Ordinary Shares purchased by certain selling securityholders pursuant to a private placement transaction in December 2023 and certain open-market transactions between December 2023 and the date hereof (the “Other Shares”). The Subscription Shares were acquired by the selling securityholders pursuant to the Subscription Agreements in transactions more fully described in the section titled “May 2026 Capital Structure Simplification.” The Other Shares were acquired by Svelland Global Trading Master Fund and certain other accounts managed, or advised by, Mirabella Financial Services LLP pursuant to a private placement transaction in December 2023 and certain open-market transactions between December 2023 and the date hereof. This prospectus also covers any additional securities that may become issuable by means of share splits, share dividends or other similar transactions.

This prospectus provides you with a general description of such securities and the general manner in which the selling securityholders may offer or sell the securities. More specific terms of any securities that the selling securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

All of the Ordinary Shares offered by the selling securityholders pursuant to this prospectus will be sold by each selling securityholder for its own account. We will not receive any proceeds from the sale by the selling securityholders of the Ordinary Shares offered by this prospectus.

Our registration of the securities covered by this prospectus does not mean that the selling securityholders will offer or sell, as applicable, any of the securities. The selling securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the securities offered hereby in the section entitled “Plan of Distribution.”

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ADSE.” On July 27, 2026, the closing sale price as reported on Nasdaq of our Ordinary Shares was $11.98 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and “foreign private issuer,” each as defined under the U.S. federal securities laws, and, as such, are subject to reduced public company reporting requirements.

Our principal executive offices are located at 10 Earlsfort Terrace Dublin 2, D02 T380, Ireland.

Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 5 of this prospectus, in any applicable prospectus supplement and as described in certain of the documents we may incorporate by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 28, 2026

You should rely only on the information contained in this prospectus and any amendment or supplement to this prospectus, as well as any information incorporated by reference herein or therein. Neither we, nor the selling securityholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement or any documents incorporated by reference herein or therein is accurate only as of the date hereof or thereof or such other date expressly stated herein or therein, and our business, financial condition, results of operations or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell the securities described in this prospectus in one or more offerings.

We will not receive any proceeds from the sale of securities offered by the selling securityholders described in this prospectus, but we received approximately $6.3 million of proceeds from the exercise of the subscription rights that resulted in the issuance of the May 8 Subscription Shares and approximately $3 million of proceeds from the exercise of the subscription rights that resulted in the issuance of the May 28 Subscription Shares. To the extent required, we and the selling securityholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Documents Incorporated by Reference.” We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus, any prospectus supplement or the documents incorporated by reference herein or therein, or the context otherwise requires, references to:

“ADSE” means collectively, ads-tec Energy GmbH, ads-tec Energy, Inc., and ads-tec Energy PLC.

“ADSE GM” means ads-tec Energy GmbH, a wholly-owned subsidiary of ADSE Holdco, based in Nürtingen, Germany and entered in the commercial register of the Stuttgart Local Court under HRB 762810.

“ADSE Holdco” or “Company” means ads-tec Energy PLC, an Irish public limited company duly incorporated under the laws of Ireland.

“ADSH” means ads-tec Holding GmbH, based in Nürtingen, Germany and entered in the commercial register of the Stuttgart Local Court under HRB 224527.

“Business Combination” means the transactions contemplated on December 22, 2021, pursuant to the Business Combination Agreement, in connection with which EUSG ceased to exist and ADSE GM became a wholly-owned subsidiary of ADSE Holdco and the securityholders of ADSE GM and EUSG became securityholders of ADSE Holdco.

“Business Combination Agreement” means the Business Combination Agreement, dated August 10, 2021, by and among EUSG, ADSE Holdco, EUSG II Corporation, Bosch Thermotechnik GmbH, ADSH and ADSE GM.

“DTC” means The Depository Trust Company, a New York corporation, or its successor.

“EUSG” means European Sustainable Growth Acquisition Corp., a blank check company incorporated as a Cayman Islands exempted company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

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“M&A” means ADSE Holdco’s Memorandum and Articles of Association.

“May 2026 Capital Structure Simplification” means the simplification of ADSE Holdco’s capital structure, achieved, among other things, through the execution of the Subscription Agreements, the exercise of subscription rights by certain investors and the entry into of the Registration Rights Agreement in respect of such investors’ registration rights, with the proceeds of such funding being used to simplify ADSE Holdco’s capital structure.

“May 8 Subscription Agreements” means those Subscription Agreements dated May 8, 2026, between the Company and certain investors pursuant to which the May 8 Subscription Shares were issued.

“May 8 Subscription Shares” means those shares issued pursuant to the Subscription Agreements dated May 8, 2026.

“May 28 Subscription Agreement” means the Subscription Agreement dated May 28, 2026, between the Company and Svelland Global Trading Master Fund and certain other accounts managed, or advised by, Mirabella Financial Services LLP on behalf of Svelland Global Trading Master Fund and certain other accounts, pursuant to which the May 28 Subscription Shares were issued.

“May 28 Subscription Shares” means those shares issued pursuant to the Subscription Agreement dated May 28, 2026.

“Ordinary Shares” means the ordinary shares, with US$0.0001 par value per share, of ADSE Holdco.

“Other Shares” means certain Ordinary Shares, other than Subscription Shares, which Svelland Global Trading Master Fund and certain other accounts managed, or advised by, Mirabella Financial Services LLP acquired pursuant to a private placement transaction in December 2023 and certain open-market transactions between December 2023 and the date hereof.

“PFIC” means passive foreign investment company.

“Relevant Territories” means list of relevant territories for the purposes of Irish dividend withholding tax set out in Annex A to this prospectus.

“Registration Rights Agreement” means the Registration Rights Agreement dated May 28, 2026, between the Company and certain investors.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subscription Agreements” means, one or both of those Subscription Agreements dated May 8, 2026, and May 28, 2026, between the Company and certain investors pursuant to which the Subscription Shares were issued, as context may require.

“Subscription Shares” means Ordinary Shares issued pursuant to one or both of the Subscription Agreements dated May 8, 2026, and May 28, 2026, as context may require.

“€” means the Euro.

iii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus and any applicable prospectus supplement. For a more complete understanding of the Company and our securities, we encourage you to read in their entirety and consider carefully the more detailed information in this prospectus and any related prospectus supplement, including the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference,” before making an investment decision. Some of the statements in this prospectus constitute, and certain statements in any prospectus supplement or the documents incorporated by reference herein and therein may be, forward-looking statements that involve assumptions, risks and uncertainties as further described in “Forward-Looking Statements.”

Unless otherwise stated or the context otherwise indicates, references to the “Company” or “ADSE Holdco” refer to ads-tec Energy plc and, “we”, “our”, “us”, or “ADSE” refer to ads-tec Energy plc, together with its subsidiaries.

Our Company

We develop and provide battery-based energy infrastructure solutions designed to support the electrification of mobility and the increasing integration of renewable energy sources. Our core activities include battery-buffered ultra-fast charging solutions and battery energy storage systems, with more than 2,500 charge points delivered and over 2.5 GWh of installed storage capacity through May 2026, complemented by software platforms, lifecycle services and, increasingly, infrastructure-related activities, including the operation of energy assets and the development of large-scale storage projects.

Our product and service offering comprises the sale of battery-buffered charging systems and battery energy storage systems for commercial, industrial and infrastructure applications, which are typically sold to customers under hardware sales contracts on a project or multi-site rollout basis. These hardware solutions are complemented by digital energy management platforms and lifecycle services, including monitoring, maintenance and service agreements, which support system performance over time and contribute to recurring revenue streams. In addition, we have begun expanding our business model to include Own & Operate activities, under which we participate more directly in the operation of infrastructure assets and related revenue streams, including charging, energy trading and other energy-related services. We are also engaged in the development of large-scale battery storage projects, including a unique project with a planned capacity of approximately 1 GW and up to 4 GWh, and this expansion reflects a broader shift from a primarily hardware-driven model toward a more diversified business model with a growing focus on recurring revenues.

Our solutions are designed to address the structural constraints of existing energy infrastructure, particularly the mismatch between available grid capacity and increasing, time-sensitive power demand. The Company’s platform enables electricity to be stored locally and delivered at high power independently of immediate grid availability, while also allowing energy flows to be monitored, controlled and optimized over time. To support this functionality, ADSE develops key elements of its systems in-house, including battery systems, control architecture and digital management software, which are integrated into a combined hardware and software solution. This integrated approach enables the deployment and operation of scalable charging and storage infrastructure across a range of applications, including both customer-owned systems and infrastructure projects operated by the Company, and supports the generation of multiple value streams from energy usage and management.

May 2026 Capital Structure Simplification

In connection with the simplification of ADSE Holdco’s capital structure, on May 8, 2026, the Company entered into subscription agreements (the “May 8 Subscription Agreements”) with certain investors, pursuant to which the Company agreed to issue non-transferable subscription rights to purchase up to an aggregate of 6,324,000 Ordinary Shares at an exercise price of $1.00 per Ordinary Share (such Ordinary Shares, the “May 8 Subscription Shares”). Pursuant to the May 8 Subscription Agreements, the investors exercised their right on May 8, 2026, to subscribe for 6,324,000 Ordinary Shares which were delivered to such investors on May 8, 2026.

Additionally, on May 28, 2026, the Company entered into a subscription agreement (the “ May 28 Subscription Agreement” and collectively with the May 8 Subscription Agreements, the “Subscription Agreements”) with certain investors, pursuant to which the Company agreed to issue non-transferable subscription rights to purchase up to an aggregate of 5,000,000 Ordinary Shares at an exercise price of $1.00 per Ordinary Share (such Ordinary Shares, the “May 28 Subscription Shares”) in exchange for support in connection with the Company’s efforts to simplify its capital structure. Pursuant to the Subscription Agreements, Svelland Global Trading Master Fund and certain accounts managed, or advised by, Mirabella Financial Services LLP exercised their right on May 28, 2026 to subscribe for 3,000,000 Subscription Shares, which were delivered to investors on June 5, 2026.

In connection with the Subscription Agreements, the Company entered into a registration rights agreement with certain investors dated May 28, 2026 (the “Registration Rights Agreement”), pursuant to which the Company agreed to provide customary resale shelf registration rights with respect to the Subscription Shares held by such investors.

This summary of certain terms and provisions of the Subscription Agreements and the Registration Rights Agreement is not complete and is subject to, and qualified in its entirety by, the provisions of each of the forms of Subscription Agreement and Registration Rights Agreement which were filed with the SEC as exhibits to the Current Reports on Form 6-K filed on May 12, 2026 and May 29, 2026, respectively.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

●	an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation or to seek shareholder approval of any golden parachute payments not previously approved.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of equity securities held by our non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Accordingly, we expect that we will no longer be an “emerging growth company” on December 31, 2026, which is the end of the fifth fiscal year following the Business Combination.

We are also considered a “foreign private issuer” subject to reporting requirements under the Exchange Act, as a non-U.S. company with foreign private issuer status. As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and requirements that the proxy statements conform to Schedule 14A of the proxy rules promulgated under the Exchange Act;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events; and

●	the SEC rules on disclosure of compensation on an individual basis unless individual disclosure is required in our home country (Ireland) and is not otherwise publicly disclosed by us.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer.

We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced reporting requirements of which we have taken advantage of in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are U.S. domestic filers or other U.S. domestic public companies in which you have made an investment.

Risk Factors

Investing in our securities entails a high degree of risk as discussed in the “Risk Factors” section beginning on page 5 of this prospectus and in the documents incorporated by reference in this prospectus. You should carefully consider such risks before deciding to invest in our securities.

Corporate Information

We were incorporated as an Irish public limited company on July 26, 2021, solely for the purpose of effectuating the Business Combination. Prior to the Business Combination, we did not conduct any material activities other than those incident to our formation and certain matters related to the Business Combination, such as the making of certain required securities law filings.

Our principal executive offices are located at 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland. Our telephone number at this address is +353 1 920 1000.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with offerings of securities registered by the registration statement of which this prospectus is a part.

We maintain a website at www.ads-tec-energy.com, where we regularly post copies of our press releases as well as additional information about us. Our filings with the SEC are available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website is not a part of, nor incorporated by reference into, this prospectus or our other filings with the SEC, and should not be relied upon.

All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING

Securities Offered by the Selling Securityholders	Up to 27,493,949 Ordinary Shares.

Use of Proceeds	We will not receive any proceeds from the sale of the Ordinary Shares by the selling securityholders. See “Use of Proceeds.”

RISK FACTORS

An investment in our securities carries a significant degree of risk. Before you decide to purchase our securities, you should carefully consider all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference herein or therein. See “Documents Incorporated by Reference.” These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. You should carefully consider these risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The risk factors should be read in conjunction with our financial statements and notes to the financial statements incorporated by reference herein. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading prices of our securities could decline and you could lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act that involve significant risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements include information about our possible or assumed future results of operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements.

The risk factors and cautionary language referred to or incorporated by reference in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described in our forward-looking statements, including, but not limited to, those items identified below.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which we refer readers in this prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances upon which any statement is based.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling securityholders of the Ordinary Shares in this offering. The selling securityholders will receive all of the proceeds from the sale of the Ordinary Shares hereunder.

DIVIDEND POLICY

We have not paid any cash dividends on our Ordinary Shares to date. Our board of directors will consider whether or not to institute a dividend policy. It is presently intended that we will retain our earnings for use in business operations and, accordingly, it is not anticipated that our board of directors will declare dividends in the foreseeable future.

SELLING SECURITYHOLDERS

This prospectus and any supplement hereto relate to the possible offer and sale from time to time of up to 27,493,949 Ordinary Shares, consisting of (i) 6,324,000 Ordinary Shares issued pursuant to the May 8 Subscription Agreements to the selling securityholders, (ii) 3,000,000 Ordinary Shares issued pursuant to the May 28 Subscription Agreement to the selling securityholders and (iii) 18,169,949 of our Other Shares. The selling securityholders acquired the Subscription Shares offered hereby in the May 2026 Capital Structure Simplification. The Other Shares were acquired by Svelland Global Trading Master Fund and certain other accounts managed, or advised by, Mirabella Financial Services LLP pursuant to a private placement transaction in December 2023 and certain open-market transactions between December 2023 and the date hereof. See “Prospectus Summary - May 2026 Capital Structure Simplification” for more information on the Subscription Shares.

The selling securityholders may from time to time offer and sell any or all of the Ordinary Shares covered by this prospectus as set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the selling securityholders named under this section “Selling Securityholders” and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholder’s interest in our securities after the date of this prospectus.

The following table is prepared based on information provided to us by the selling securityholders. It sets forth the name and address of the selling securityholders, the aggregate number of Ordinary Shares that the selling securityholders may offer pursuant to this prospectus and the beneficial ownership of the selling securityholders both before and after the offering. We have based percentage ownership on 75,129,730 Ordinary Shares outstanding as of July 20, 2026. In calculating the denominator used to determine percentages of Ordinary Shares owned after the offering described herein is consummated by the selling securityholders, we did not give effect to the exercise of any other outstanding warrants issued by the Company that may be held by the selling securityholders.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A securityholder is also deemed to be, as of any date, the beneficial owner of all securities that such securityholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days of July 20, 2026, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such Ordinary Shares covered by this prospectus. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, and without our prior consent, such Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

The information in the following table has been provided to us by or on behalf of the selling securityholders and has not been independently verified by us. For purposes of this table, we have assumed that the selling securityholders will have sold all of the Ordinary Shares offered herein upon the completion of the offering. Each of the selling securityholders listed has sole voting and investment power with respect to the shares beneficially owned by the selling securityholders unless noted otherwise. Relevant information for each additional selling securityholders, if any, will be set forth in a prospectus supplement to the extent required prior to the time of any offer or sale of a selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each selling securityholder and the number of Ordinary Shares registered on its behalf. The selling securityholders may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

The holdings of the selling securityholders are stated as of July 20, 2026.

	Ordinary Shares Beneficially Owned Prior to the		Number of Ordinary Shares Being	Ordinary Shares Beneficially Owned After the Offering
Name of Selling Securityholder	Offering		Offered	Shares	Percent
Mirabella Financial Services LLP(1)	21,169,949		21,169,949	0	0%
Lucerne Capital Management LP(2)	17,179,341		2,117,000	15,062,341	20.1%
UFI CAPITAL AS(3)	4,000,000		4,000,000	0	0%
Other Selling Securityholders(4)	207,000	*	207,000	0	0%

*	Represents less than 1%.
(1)	Consists of (i) 18,169,949 Ordinary Shares acquired pursuant to a private placement transaction in December 2023 and certain open-market transactions between December 2023 and the date hereof, and (ii) 3,000,000 Ordinary Shares acquired pursuant to the May 28 Subscription Agreement. Such shares are reported on behalf of certain related parties to Svelland Global Trading Master Fund, for which Mirabella Financial Services LLP acts as the Investment Manager. The business address for Svelland is Svelland Global Trading Master Fund, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(2)	Consists of 2,117,000 Ordinary Shares acquired pursuant to the May 8 Subscription Agreement. Such shares are reported on behalf of certain related parties to Lucerne Capital Management L.P. The related parties, and number of shares received by each, are as follows: The Lucerne Capital Master Fund, L.P., 1,322,000 Ordinary Shares; the Lucerne Capital Nordic Master Fund, Ltd., 325,000 Ordinary Shares; The Lucerne European Opportunities (US) Fund, LP, 50,000 Ordinary Shares; The Lucerne Capital Special Opportunity Fund, Ltd, 100,000 Ordinary Shares; Mattheus Hovers, 150,000 Ordinary Shares; Patrick Moroney, 150,000 Ordinary Shares; Patrick J. Moroney, 20,000 Ordinary Shares. The business address for Lucerne is 73 Arch Street, Greenwich, CT 06830. Mr. Patrick Moroney has voting and investment power over the shares held by the Lucerne Capital Master Fund, L.P and its related parties.
(3)	Consists of 4,000,000 Ordinary Shares acquired pursuant to the May 8 Subscription Agreement. Such shares are reported on behalf of certain related parties to UFI Capital AS. The related parties, and number of shares received by each, are as follows: UFI Capital, 3,000,000 Ordinary Shares; KS Invest AS, 250,000 Ordinary Shares; Max Eiendom AS, 250,000 Ordinary Shares; Tersus AS, 250,000 Ordinary Shares; Laboremus Invest AS, 250,000 Ordinary Shares. The business address for UFI CAPITAL AS is Bolette Brygge 1, 0121 Oslo, Norway. Mr. Kim Strandenaes has voting and investment power over the shares held by UFI Capital AS and KS Invest AS. Mr. Bjorn Henningsen has voting and investment power over the shares held by Max Eiendom AS. Mr. Oysten Landvik has voting and investment power over the shares held by Tersus AS. Mr. Lars Even Moe has voting and investment power over the shares held by Laboremus Invest AS.
(4)	Other selling securityholders include an aggregate of 12 record holders as of the date of this form, who collectively own less than 1% of the outstanding Ordinary Shares in the aggregate. Ordinary Shares beneficially owned before and upon completion of this offering include (i) 207,000 Ordinary Shares acquired pursuant to the May 8 Subscription Agreement.

TAXATION

Material U.S. Federal Income Tax Considerations

The following discussion is a general summary of certain material U.S. federal income tax considerations to U.S. Holders (as defined below) of the ownership and disposition of the Ordinary Shares pursuant to this offering. The information set forth in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, final, temporary and proposed U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) and court decisions, all as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, in a manner that could adversely affect the tax considerations discussed below.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Ordinary Shares that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular U.S. Holder based on such U.S. Holder’s individual circumstances. In particular, this discussion considers only U.S. Holders that hold Ordinary Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the alternative minimum tax, the Medicare tax on net investment income or the U.S. federal income tax consequences to holders that are subject to special rules, including, without limitation:

●	banks or certain other financial institutions or financial services entities;

●	brokers, dealers or traders in securities;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	tax-qualified retirement plans;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	persons that hold Ordinary Shares as part of a straddle, constructive sale, hedging, redemption or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	corporations that accumulate earnings to avoid U.S. federal income tax (and their shareholders);

●	S corporations, partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes, or shareholders, partners or members of such S corporations, partnerships or other pass-through entities;

●	persons who actually or constructively own 5% (measured by vote or value) or more of Ordinary Shares; and

●	holders that are not U.S. Holders.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as U.S. federal gift or estate tax laws, state, local or non-U.S. tax laws.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors with regard to the U.S. federal income tax consequences of the acquisition, ownership and disposition of Ordinary Shares.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of acquiring, owning or disposing Ordinary Shares or any other related matter or other matter discussed herein. There can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

EACH HOLDER OF ORDINARY SHARES SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDERS OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

Distributions on Ordinary Shares

Subject to the PFIC rules discussed in the section below titled “— Passive Foreign Investment Company Status,” if the Company makes a distribution of cash or other property to a U.S. Holder of Ordinary Shares, such distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will be applied against and reduce (but not below zero) a U.S. Holder’s basis in its Ordinary Shares, and any remaining excess will be treated as gain from the sale or exchange of such Ordinary Shares (see “— Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares” below).

With respect to corporate U.S. Holders, dividends with respect to Ordinary Shares generally will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S. Holders, the Company dividends generally will be taxed as “qualified dividend income” at preferential long-term capital gains rates if (i) Ordinary Shares are readily tradable on an established securities market in the United States or the Company is eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (ii) certain holding period and at-risk requirements are met, (iii) the Company is not treated as a PFIC in the taxable year in which the dividend is paid or the preceding taxable year, and (iv) certain other requirements are met. Our Ordinary Shares are listed on the Nasdaq and we accordingly expect the first condition described above to be satisfied. U.S. Holders should consult their tax advisors regarding the availability of the preferential rate for any dividends paid with respect to Ordinary Shares.

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by the Company may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Ordinary Shares will generally be treated as non-U.S. source income and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares

Subject to the PFIC rules discussed in the section below titled “— Passive Foreign Investment Company Status,” upon a sale, exchange, redemption or other taxable disposition of Ordinary Shares, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such sale, exchange, redemption or other taxable disposition, and (ii) such U.S. Holder’s adjusted tax basis in the Ordinary Shares sold.

Capital gain or loss will generally constitute long-term capital gain or loss if a U.S. Holder’s holding period for the Ordinary Shares exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be taxable at preferential rates. The deductibility of capital losses is subject to limitations. For purposes of calculating the U.S. foreign tax credit, gain or loss recognized by a U.S. Holder upon the sale, exchange, redemption or other taxable disposition of Ordinary Shares will generally be treated as U.S. source gain or loss. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Passive Foreign Investment Company Status

A non-U.S. corporation, such as the Company, will be classified as a PFIC if either: (a) at least 75% of its gross income is “passive income” for purposes of the PFIC rules, or (b) at least 50% of the value of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, and net gains from the disposition of assets which produce passive income. A corporation will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of another corporation if the first-mentioned corporation owns, directly or indirectly, 25% or more (by value) of the stock of the other corporation.

The Company believes that it was not a PFIC in its most recent taxable year and does not expect to be treated as a PFIC in the current taxable year or in future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and depends, among other things, upon the composition of the Company’s gross income and assets. Accordingly, there can be no assurance that the Company will not be a PFIC for the current taxable year or in future taxable years.

If the Company is determined to be a PFIC for any taxable year (or any portion thereof) that is included in the holding period of a U.S. Holder and, in the case of Ordinary Shares, such U.S. Holder did not make a timely and effective qualified electing fund (“QEF”) election or a mark-to-market election (each described below) for the Company’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) Ordinary Shares, then such U.S. Holder will generally be subject to special and adverse rules with respect to (i) any gain recognized by such U.S. Holder on the sale or other disposition of its Ordinary Shares and (ii) any “excess distribution” made to a U.S. Holder (generally, any distributions to a U.S. Holder during a taxable year of such U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for such Ordinary Shares that preceded the current taxable year). Under these default PFIC rules:

●	a U.S. Holder’s gain or excess distribution will be allocated ratably over such U.S. Holder’s holding period for its Ordinary Shares;

●	the amount of gain allocated to such U.S. Holder’s taxable year in which such U.S. Holder recognized the gain or received the excess distribution, or to the period in such U.S. Holder’s holding period before the first day of the Company’s taxable year in which it was a PFIC, will be taxed as ordinary income; and

●	the amount of gain allocated to other taxable years (or portions thereof) of such U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest marginal tax rate in effect for that year and applicable to such U.S. Holder, and an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year (or portion thereof) of such U.S. Holder’s holding period.

In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Ordinary Shares by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of the Company’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which the Company’s taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from the Company. The Company has not determined whether it will provide U.S. Holders with this information if it determines that it is a PFIC.

Alternatively, if the Company is a PFIC and the Ordinary Shares are treated as “marketable stock,” a U.S. Holder may also be to avoid the adverse PFIC tax consequences described above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Ordinary Shares, makes an election to mark such shares to their market value for such taxable year (a “mark-to-market election”). Such U.S. Holder generally will include as ordinary income for each year that the Company is treated as a PFIC the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over such U.S. Holder’s adjusted basis in its Ordinary Shares. Such U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Such U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss recognized. Gain recognized on a sale or other taxable disposition of the Ordinary Shares in a taxable year in which the Company is a PFIC will be treated as ordinary income, and any loss will be ordinary to the extent of the net amount of previously included income as a result of the mark-to-market election (and thereafter will be capital loss, the deductibility of which is subject to limitations).

The mark-to-market election is available for “marketable stock,” which generally is stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in their particular circumstances.

If the Company is a PFIC and, at any time, any subsidiary is classified as a PFIC, U.S. Holders would generally be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability under the default PFIC rules described above if the Company receives a distribution from, or disposes of all or part of the Company’s interest in, the lower-tier PFIC or if such U.S. Holders otherwise are deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of such U.S. Holder may be required to file IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the Treasury Regulations or other IRS guidance.

The rules dealing with PFICs are very complex and affected by various factors in addition to those described above. Accordingly, U.S. Holders should consult their tax advisors concerning the application of the PFIC rules to the Ordinary Shares under their particular circumstances.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds an applicable threshold based on whether the U.S. Holder is an entity or an individual (and in the case of an individual, the threshold depends upon such individual’s filing status and whether the individual resides in the United States), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). Generally, the Company securities would constitute “specified foreign financial assets.” Penalties may apply if a U.S. Holder is required to submit such information to the IRS and fails to do so.

Distributions with respect to Ordinary Shares and proceeds from the sale, exchange, redemption or other taxable disposition of Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9.

U.S. backup withholding is not an additional tax. Amounts withheld as U.S. backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules, if the required information is timely furnished to the IRS. Transactions effected through certain brokers or other intermediaries may be subject to U.S. backup withholding, and such brokers or intermediaries may be required by law to do U.S. backup withholding.

U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Anticipated Material Irish Tax Consequences to Non-Irish Holders of Ordinary Shares

Scope

The following is a summary of the anticipated material Irish tax consequences for certain beneficial holders of the acquisition, ownership and disposal of Ordinary Shares. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus and stamp duty and withholding tax clearances which have been granted by the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in a change in the tax consequences described below, possibly with retrospective effect.

A “Non-Irish Holder” is an individual who beneficially owns their Ordinary Shares, that is neither a resident nor ordinarily resident in Ireland for Irish tax purposes and does not hold their Ordinary Shares, in connection with a trade carried on by such person through an Irish branch or agency.

This summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and securityholders should consult their tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the acquisition, ownership and disposal of Ordinary Shares. The summary applies only to Non-Irish Holders who hold their Ordinary Shares as capital assets and does not apply to other categories of Non-Irish Holders, such as dealers in securities, trustees, insurance companies, collective investment schemes and Non-Irish Holders who acquired, or are deemed to have acquired, their Ordinary Shares by virtue of an Irish office or employment (performed or carried on to any extent in Ireland).

The summary does not, except where expressly stated, consider the position of Non-Irish Holders who hold their Ordinary Shares directly (and not beneficially through a broker or custodian (through DTC)). The Irish tax consequences of transactions in Ordinary Shares held directly are generally negative when compared with Ordinary Shares held through DTC. Any Non-Irish Holder contemplating holding their Ordinary Shares directly should consult their personal tax advisors as to the Irish tax consequences of acquiring, owning and disposing of such Ordinary Shares.

Irish Tax on Chargeable Gains (Irish CGT)

The current rate of tax on chargeable gains (where applicable) in Ireland is 33%. Non-Irish Holders will not be within the territorial scope of a charge to Irish CGT on a disposal of their Ordinary Shares unless such Ordinary Shares are used in or for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, are used, held or acquired for use by or for the purposes of an Irish branch or agency, or the shares derive the greater part of their value from Irish land.

A Non-Irish Holder of Ordinary Shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal of Ordinary Shares during the period in which such individual is non-resident.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the greater of the price paid or market value of the shares acquired. The Finance Act 2026 introduced an exemption to the charge to stamp duty on transfers of stocks and marketable securities in Irish incorporated companies listed on a relevant market where the market capitalisation of that company is less than €1 billion at closing on 1 December in the prior calendar year. Where this is the case, the company or the market operator can submit a notification to the Irish Revenue Commissioners and the exemption would apply from 1 January the following year or 14 days post-notification, whichever is the later. No such notification has been submitted with respect to ADSE Holdco to date and so this exemption is not applicable to the Ordinary Shares.

Where Irish stamp duty arises it is generally a liability of the transferee. However, in the case of a gift or transfer at less than fair market value, all parties to the transfer are jointly and severally liable.

Irish stamp duty may be payable in respect of transfers of Ordinary Shares, depending on the manner in which the Ordinary Shares are held. The Company has entered into arrangements with DTC to allow the Ordinary Shares to be settled through the facilities of DTC. As such, the discussion below discusses separately the securityholders who hold their shares through DTC and those who do not.

Ordinary Shares Held Through DTC

The Irish Revenue Commissioners have confirmed to ADSE Holdco that transfers of Ordinary Shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty.

Ordinary Shares Held Outside of DTC or Transferred Into or Out of DTC

A transfer of Ordinary Shares where any party to the transfer holds such Ordinary Shares outside of DTC may be subject to Irish stamp duty.

Holders of Ordinary Shares wishing to transfer their Ordinary Shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

●	there is no change in the beneficial ownership of such shares as a result of the transfer; and

●	the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

Due to the potential Irish stamp charge on transfers of Ordinary Shares held outside of DTC, it is strongly recommended that those securityholders who do not hold their Ordinary Shares through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their Ordinary Shares into DTC as soon as possible.

Withholding Tax on Dividends (DWT)

Distributions made by the Company will, in the absence of one of many exemptions, be subject to DWT, currently at a rate of 25%.

For DWT and Irish income tax purposes, a distribution includes any distribution that may be made by the Company to holders of Ordinary Shares, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption from DWT does not apply in respect of a distribution made to a holder of Ordinary Shares, the Company is responsible for withholding DWT prior to making such distribution.

General Exemptions

Irish domestic law provides that a non-Irish resident holder of Ordinary Shares is not subject to DWT on distributions received from the Company if such holder of Ordinary Shares is beneficially entitled to the distribution and is either:

●	a person (not being a company) resident for tax purposes in a Relevant Territory (including the United States) and is neither resident nor ordinarily resident in Ireland (for a list of Relevant Territories for DWT purposes, please see Annex A to this prospectus);

●	a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

●	a company that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

●	a company whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange either in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

●	a company that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance and provided, in all cases noted above (but subject to “Ordinary—Shares Held by U.S. Resident Shareholders” below), the Company or, in respect of Ordinary Shares held through DTC, any qualifying intermediary appointed by the Company, has received from the holder of such Ordinary Shares, where required, the relevant DWT Forms prior to the payment of the distribution. In practice, in order to ensure sufficient time to process the receipt of relevant DWT Forms, the holders of Ordinary Shares, where required, should furnish the relevant DWT Form to:

●	its broker (and the relevant information is further transmitted to any qualifying intermediary appointed by the Company) before the record date for the distribution (or such later date before the distribution payment date as may be notified to the holder of Ordinary Shares by the broker) if its Ordinary Shares are held through DTC; or

●	The Company’s transfer agent before the record date for the distribution if its Ordinary Shares are held outside of DTC.

Links to the various DWT Forms are available at: https://www.revenue.ie/en/companies-and-charities/dividend-withholding-tax/exemptions-for-non-residents.aspx. The information on such website does not constitute a part of, and is not incorporated by reference into, this prospectus.

For non-Irish resident holders of Ordinary Shares that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such holder of Ordinary Shares to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Ordinary Shares Held by U.S. Resident Shareholders

Distributions paid in respect of Ordinary Shares that are owned by a U.S. resident and held through DTC will not be subject to DWT provided the address of the beneficial owner of such Ordinary Shares in the records of the broker holding such Ordinary Shares is in the United States (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by the Company). It is strongly recommended that such holders of Ordinary Shares ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by the Company).

Distributions paid in respect of Ordinary Shares that are held outside of DTC and are owned by a resident of the United States will not be subject to DWT if such holder of Ordinary Shares provides a completed IRS Form 6166 or a valid DWT Form to the Company’s transfer agent to confirm its U.S. residence and claim an exemption. It is strongly recommended that holders of Ordinary Shares (which are to be held outside of DTC) who are U.S. residents provide the appropriate completed IRS Form 6166 or DWT Form to the Company’s transfer agent as soon as possible after receiving their Ordinary Shares.

If any holder of Ordinary Shares that is resident in the United States receives a distribution from which DWT has been withheld, the holder Ordinary Shares should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, provided the holder of ordinary shares is beneficially entitled to the distribution.

Ordinary Shares Held by Residents of Relevant Territories Other Than the United States

Holders of Ordinary Shares who are residents of Relevant Territories, other than the United States, must satisfy the conditions of one of the exemptions referred to above under the heading “—General Exemptions”, including the requirement to furnish valid DWT Forms, in order to receive distributions without suffering DWT. If such holders of Ordinary Shares hold their Ordinary Shares through DTC, they must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by the Company) before the record date for the distribution (or such later date before the distribution payment date as may be notified to holder of Ordinary Shares by the broker). If such holders of Ordinary Shares hold their Ordinary Shares outside of DTC, they must provide the appropriate DWT Forms to the Company’s transfer agent before the record date for the distribution. It is strongly recommended that such holders of Ordinary Shares complete the appropriate DWT Forms and provide them to their brokers or the Company’s transfer agent, as the case may be, as soon as possible after receiving their Ordinary Shares.

If any holder of Ordinary Shares who is resident in a Relevant Territory receives a distribution from which DWT has been withheld, the holder of Ordinary Shares may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the holder of Ordinary Shares is beneficially entitled to the distribution.

Shares Held by Other Persons

Holders of Ordinary Shares that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any holders of Ordinary Shares are exempt from DWT, but receive distributions subject to DWT, such holders of Ordinary Shares may apply for refunds of such DWT from the Irish Revenue Commissioners.

Distributions paid in respect of Ordinary Shares held through DTC that are owned by a partnership formed under the laws of a Relevant Territory and where all the underlying partners are resident in a Relevant Territory will be entitled to exemption from DWT if all of the partners complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by the Company) before the record date for the distribution (or such later date before the distribution payment date as may be notified to the holder of Ordinary Shares by the broker). If any partner is not a resident of a Relevant Territory, no part of the partnership’s position is entitled to exemption from DWT.

Qualifying Intermediary

Prior to paying any distribution, the Company will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of Ordinary Shares that are held through DTC, which are referred to as the “Deposited Securities.” The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities after the Company delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

The Company will rely on information received directly or indirectly from its qualifying intermediary, brokers and its transfer agent in determining where holders of Ordinary Shares reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT Forms. Holders of Ordinary Shares that are required to file DWT Forms in order to receive distributions free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

Additional Anti-avoidance Measures

Notwithstanding the above stated exemptions, payments of distributions to associated entities in jurisdictions that are on the EU list of non-cooperative jurisdictions or zero-tax jurisdictions may be subject to DWT on payment. Association for these purposes generally means a 50% ownership connection (assessed on the basis of share ownership, voting power or entitlement to profits on a distribution) or the ability to participate in the board of directors in a manner that causes, or could cause, the affairs of the company to be conducted in accordance with that person’s wishes.

Income Tax on Dividends Paid on Ordinary Shares

Irish income tax may arise for certain persons in respect of distributions received from Irish resident companies.

A Non-Irish Holder that is entitled to an exemption from DWT will generally have no Irish income tax or universal social charge liability on a distribution from the Company. A Non-Irish Holder that is not entitled to an exemption from DWT, and therefore is subject to DWT, generally will have no additional Irish income tax liability or liability to universal social charge. The DWT deducted by the Company discharges the Irish income tax liability.

Capital Acquisitions Tax (CAT)

CAT comprises principally gift tax and inheritance tax on property situated in Ireland for CAT purposes or otherwise within the territorial scope of CAT. CAT could apply to a gift or inheritance of Ordinary Shares because Ordinary Shares are regarded as property situated in Ireland for CAT purposes. The person who receives the gift or inheritance has primary liability for CAT.

CAT is currently levied at a rate of 33% on the value of any taxable gift or inheritance above certain tax-free thresholds. The appropriate tax-free threshold depends upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous taxable gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT, as are gifts to certain charities. Children have a lifetime tax-free threshold of €400,000 in respect of taxable gifts or inheritances received from their parents. There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY AND ARE NOT INTENDED TO PROVIDE ANY DEFINITIVE TAX REPRESENTATIONS TO HOLDERS. EACH SECURITYHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SECURITYHOLDER.

PLAN OF DISTRIBUTION

We are registering the resale from time to time by the selling securityholders of 27,493,949 Ordinary Shares, consisting of (i) 6,324,000 Ordinary Shares issued pursuant to the May 8 Subscription Agreements, (ii) 3,000,000 Ordinary Shares issued pursuant to the May 28 Subscription Agreement, and (iii) 18,169,949 Other Shares. We are also registering any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions. All of the Ordinary Shares offered by the selling securityholders pursuant to this prospectus will be sold by each selling securityholder for its own account. We will not receive any proceeds from the sale of the Ordinary Shares by the selling securityholders.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the selling securityholders as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to our then current market price or in negotiated transactions. The selling securityholders reserve the right to accept and, together with its agent, to reject, any proposed purchase of securities to be made directly or through its agent. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

The selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by the selling securityholders pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of its securities on the basis of parameters described in such trading plans;

●	short sales;

●	distribution to employees, members, limited partners or stockholders of the selling securityholders;

●	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

●	by pledge to secured debt and other obligations;

●	delayed delivery arrangement;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

●	at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, the selling securityholders may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus or prospectus supplement with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if it deems the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the name of the applicable selling securityholder;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholder.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay or the selling securityholders pay for solicitation of these contracts.

The selling securityholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling securityholders or borrowed from the selling securityholders or others to settle those sales or to close out any related open borrowings of stock and may use securities received from the selling securityholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the selling securityholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker-dealer or agent regarding the sale of the securities by the selling securityholder. Upon our notification by the selling securityholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

LEGAL MATTERS

The validity of the Ordinary Shares to be offered by this prospectus and certain legal matters relating to Irish law have been passed upon by Arthur Cox LLP, Dublin, Ireland. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of ADSE as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 incorporated by reference in this Prospectus and in the registration statement have been so included in reliance on the report of BDO AG Wirtschaftsprüfungsgesellschaft, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

ENFORCEMENT OF CIVIL LIABILITIES

Certain of our directors and executive officers may be nonresidents of the United States. All or a substantial portion of the assets of such nonresident persons and of our company are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons or our company, or to enforce against such persons or us in U.S. Courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Irish counsel that there is doubt as to the enforceability in Ireland against our company and our executive officers and directors who are non-residents of the United States, in original actions or in actions for enforcement of judgments of U.S. Courts, of liabilities predicated solely upon the securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling securityholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We maintain a corporate website at https://adstec-energy.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Company to “incorporate by reference” into this prospectus the information we file with or furnish to the SEC, which means that the Company can disclose important information to you by referring you to those documents. The Company hereby incorporates by reference in this prospectus the documents listed below and all amendments or supplements to such documents we may file with the SEC:

●	the Company’s Annual Report on Form 20-F filed with the SEC on May 15, 2026;

●	any future filings on Form 20-F made with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

●	the Company’s reports of foreign private issuer on Form 6-K or Form 6-K/A (“Form 6-K”) furnished to the SEC on May 12, 2026 and May 29, 2026;

●	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus; and

●	the description of the securities contained in Exhibit 2.6 to our Annual Report on Form 20-F filed on May 15, 2026, pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, Form 6-K’s, in each case, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, as well as prior to the completion or termination of the offering of securities under this prospectus, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Notwithstanding the foregoing, no information is incorporated by reference in this prospectus or any prospectus supplement hereto where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this prospectus or any prospectus supplement hereto.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the reports or documents incorporated by reference in this prospectus, at no cost to the requester, upon written or oral request to us at the following address: ads-tec Energy PLC, 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland.

ANNEX A – LIST OF RELEVANT TERRITORIES FOR THE PURPOSES OF IRISH DIVIDEND
WITHHOLDING TAX

List of Relevant Territories:

1.	The Republic of Albania
2.	The Republic of Armenia
3.	Australia
4.	The Republic of Austria
5.	The Kingdom of Bahrain
6.	The Republic of Belarus
7.	Belgium
8.	Bosnia and Herzegovina
9.	The Republic of Botswana
10.	The Republic of Bulgaria
11.	Canada
12.	The Republic of Chile
13.	The People’s Republic of China
14.	The Republic of Croatia
15.	Cyprus
16.	Czech Republic
17.	The Kingdom of Denmark
18.	The Arab Republic of Egypt
19.	The Republic of Estonia
20.	The Federal Democratic Republic of Ethiopia
21.	Finland
22.	France
23.	Georgia
24.	The Federal Republic of Germany
25.	The Republic of Ghana
26.	The Hellenic Republic (Greece)
27.	Hong Kong
28.	The Republic of Hungary
29.	The Republic of Iceland
30.	The Republic of India
31.	The State of Israel
32.	Italy
33.	Japan
34.	The Republic of Kazakhstan
35.	Kenya
36.	The Republic of Korea
37.	Kosovo
38.	The State of Kuwait
39.	The Republic of Latvia
40.	The Republic of Lithuania

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41.	The Principality of Liechtenstein
42.	The Grand Duchy of Luxembourg
43.	The Republic of Macedonia (now the Republic of North Macedonia)
44.	Malaysia
45.	Malta
46.	The United Mexican States (Mexico)
47.	The Republic of Moldova
48.	Montenegro
49.	The Kingdom of Morocco
50.	The Kingdom of the Netherlands
51.	New Zealand
52.	The Kingdom of Norway
53.	Oman
54.	The Islamic Republic of Pakistan
55.	The Republic of Panama
56.	The Republic of Poland
57.	Portuguese Republic
58.	State of Qatar
59.	Romania
60.	Russian Federation
61.	Kingdom of Saudi Arabia
62.	The Republic of Serbia
63.	The Republic of Singapore
64.	Slovak Republic
65.	The Republic of Slovenia
66.	The Republic of South Africa
67.	Kingdom of Spain
68.	Sweden
69.	Switzerland
70.	Kingdom of Thailand
71.	The Republic of Turkey
72.	Ukraine
73.	United Arab Emirates
74.	United Kingdom
75.	United States of America
76.	The Republic of Uzbekistan
77.	The Socialist Republic of Vietnam
78.	The Republic of Zambia

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ADS-TEC ENERGY PUBLIC LIMITED COMPANY

Up to 27,493,949
ORDINARY SHARES

PROSPECTUS

July 28, 2026